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EXHIBIT 3.3

                        AMENDMENT TO BY-LAWS OF ARLINGTON
                                HOSPITALITY, INC.

I, James B. Dale, Secretary of Arlington Hospitality, Inc. (the "Corporation"), hereby certify that the Board of Directors of the Corporation approved the following amendment to the by-laws of the Corporation at a meeting of the Board of Directors on September 10, 2003, and that such amendment is effective as of September 10, 2003:

Article IV of the by-laws is hereby amended to read in its entirety as follows:

                                   ARTICLE IV
                                     NOTICES

         Section 1. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these by-laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram, facsimile or electronic transmission.

         Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these by-laws, a waiver, whether before or after the time stated therein, shall be deemed equivalent thereto. Such waiver shall be effective as to any stockholder or director if in writing and signed by the person or persons entitled to said notice. A director's attendance at a meeting of the Board of Directors, or any committee thereof, unless such attendance is expressly for the limited purpose of objecting to the validity of the notice for such meeting, shall also be deemed an effective waiver of notice as to such director.




                                        By:   /s/ James B. Dale
                                            ------------------------------------
                                        James B. Dale,
                                        Secretary of Arlington Hospitality, Inc.